UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CASELLA WASTE SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

JCP INVESTMENT PARTNERSHIP, LP
JCP SINGLE-ASSET PARTNERSHIP, LP
JCP INVESTMENT PARTNERS, LP
JCP INVESTMENT HOLDINGS, LLC
JCP INVESTMENT MANAGEMENT, LLC
JAMES C. PAPPAS
BRETT W. FRAZIER
JOSEPH B. SWINBANK

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JCP Investment Management, LLC, together with the other participants named herein (collectively, “JCP Investment Management”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of JCP Investment Management’s slate of three highly-qualified director nominees to the Board of Directors of Casella Waste Systems, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 28, 2015, JCP Investment Management issued the following press release:

JCP INVESTMENT MANAGEMENT ANNOUNCES DISSIDENT SLATE FOR ELECTION AT CASELLA’S ANNUAL MEETING

Highlights Serious Concerns with the Company’s History of Underperformance and Poor Corporate Governance

Believes New, Highly-Qualified and Independent Directors Should be Added to Casella’s Board

Stresses Importance of Direct Shareholder Representation in the Boardroom

HOUSTON, TX – April 28, 2015 – JCP Investment Management, LLC (“JCP”), a significant shareholder of Casella Waste Systems, Inc, Inc. (“Casella” or the “Company”) with aggregate ownership of approximately 5.0% of its outstanding Class A shares, announced today it had formally notified Casella back on April 7, 2015 of its intention to seek the election of three independent, highly-qualified director candidates to the Board of Directors of Casella (the “Board”) at the upcoming 2015 annual meeting of Casella shareholders (the “2015 Annual Meeting”).

JCP is seeking Board change because we are dedicated to maximizing shareholder value and improving corporate governance at Casella and we are confident that enhancing the Board is a critical first step towards these goals.  In our view, Casella is deeply undervalued as a result of poor investment and operational decisions and a dual capital structure that has eroded shareholder rights and value. We believe substantial shareholder representation is needed on the Board to ensure that appropriate actions are taken to drive better financial performance and create value for all shareholders.

We are puzzled that having had almost a month’s notice of our nominees’ candidacy, and having interviewed them recently, the Board has nevertheless taken the questionable step of delaying its annual meeting of shareholders until an undefined date in the future.  The Board claims it needs the delay to identify candidates with “industry experience.”  Notably, this is precisely what JCP’s nominees offer to bring to the Board.  Two of our three nominees are proven waste management industry leaders with extensive experience in the field.

It is alarming that rather than allow shareholder representation in the boardroom and let shareholders vote in a timely manner on the candidates they believe will best represent their interests, this Board is trying instead to preempt shareholder input by adding to the Board candidates of their own choosing and postponing indefinitely shareholders’ opportunity to vote on the matter. We strongly advise against any unilateral Board changes prior to a shareholder vote at the 2015 Annual Meeting.  Such actions are inconsistent with a Board that open-mindedly and in good faith welcomes shareholder input. We continue to be open, as we always have been, to a constructive engagement with the Board, but will closely monitor the Board’s actions to ensure they are driven by the best interests of Casella shareholders above all.

Disappointing Total Shareholder Return (TSR)

The current Board has presided over a prolonged underperformance.  Casella continues to lack a strategically coherent plan to stop the value destruction. Casella’s Total Shareholder Returns over the last -1, -3, -5 and -10-year periods on an absolute basis and relative to its peers and the S&P 500 Index have been abysmal. The Company has delivered negative returns to shareholders over many consecutive years.

Republic Services, Waste Management and Waste Connections have successfully: (1) controlled their debt load, (2) issued dividends and (3) produced significant value to their shareholders over the last 10 years.  Casella has accomplished none of the above over the last 10 years.

Since Casella’s initial public offering in October 1997, the Company’s stock price has declined by a staggering 70% to $5.38 per share as of market close on April 27, 2015 from $18.00 at the time of the IPO. Nearly half of the incumbent directors have been on the Board since the IPO and oversaw this massive destruction of shareholder value under their watch.

Abysmal Corporate Governance

The Company has a dual class capital structure that creates a gap between the economic investment of shareholders and their voting power.  The Class B shares which have 10 votes per share are 100% held by John and Doug Casella.  Such an unbalanced capitalization structure effectively allows insider control with a lesser economic stake in the Company and significantly impairs the rights of public shareholders.  Furthermore, according to our research total payments to John and Doug Casella from related party transactions with the Company over the past 10 years aggregate to more than $70 million.

The Board is classified and stale.  Average incumbent tenure is over 14 years, with 4 directors having been on the Board for more than 20 years and only one addition (Emily Nagle Green) in the past 7 years.  Absence of proactive change on the Board has been coupled with severe restrictions on the ability of shareholders to effect Board change.  Shareholders are prohibited from calling special meetings and cannot act by written consent, which effectively means shareholders cannot seek Board change between annual meetings.  Not surprisingly, leading proxy advisory firm, Institutional Shareholders Services (ISS) has raised high concerns with Casella’s corporate governance and has assigned the Company a governance score of 9 out of 10 (with 10 being the highest governance concern).

Poor Operational and Financial Performance

Casella has suffered multi-year stagnation in cash flows and EBITDA while the rest of the industry continues to show growth and solid capital allocation.

In 2005, Casella’s EBITDA was approximately $107 million.  Today, the Company forecasts approximately $105 million in EBITDA for 2015, showing a deterioration rather than growth in the past decade.  Over that 10-year period, Casella has produced approximately $900 million to $1 billion in EBITDA and more than $600 million in cash flow from operations.  Yet public shareholders have not seen a dime.  Capital allocation through organic growth and acquisitions has not produced additional earning power and the Company has paid out more than $70 million to entities controlled by John and Doug Casella.

Over this same time period, the share count has increased more than 60% without any increase in earning power. Shareholders continue to experience dilution, with the most recent issuance in September 2012.

Summary

As a significant shareholder of Casella, JCP has serious concerns with the chronic underperformance of the Company and the inability or unwillingness of this Board to take the right steps to enhance shareholder value.  In our view, the underlying cause for these problems is a capitalization structure and decision-making construct that is heavily skewed to protect insiders at the expense of public shareholders.  This has led in our view to complacency on the Board and lack of urgency in delivering value for public shareholders.

Public shareholders must have a voice in the boardroom to ensure that decisions are made with their best interests in mind.  We find it insincere that this Board which has resisted change for so long and has erected barriers to shareholder-initiated improvements to the Board, is now purporting to proactively seek candidates for addition to the Board and is delaying a critically important shareholder referendum on their performance, only now that they are facing shareholder pressure from JCP.  We also question their purported explanation that they need time to find candidates with “industry experience” when JCP has identified two highly qualified candidates with impressive industry experience.

We always have been, and remain, open to constructive engagement with the Board.  We intend to continue to work hard to reach an amicable resolution on Board composition.  However, to the extent that no agreement is reached, we will not hesitate to take all actions we believe necessary to protect the best interests of ALL Casella shareholders.

JCP nominees are:

Brett W. Frazier – currently retired after serving in multiple executive roles for Waste Management, Inc. (“Waste Management”), North America’s leading provider of comprehensive waste management environmental services, from 2000 until July 2012. Mr. Frazier most recently served as Senior Vice President – Southern Group, where he had full P&L accountability for Waste Management’s largest and most profitable operating group, and Senior Vice President – Eastern Group, where he had full P&L responsibility for the 13 states in the Northeast. From 1980 until 1999, Mr. Frazier held various leadership roles with Browning-Ferris Industries, Inc. (BFI Waste Services), formerly the second largest solid waste disposal company in the world, including Area Vice President – Marketing and Sales and Vice President of Investor Relations. Mr. Frazier’s professional experience also includes serving as a Regional Vice President for TruGreen Limited Partnership, America’s top lawn care company based on market share. Mr. Frazier earned an MBA from Tulane University. Mr. Frazier’s extensive leadership experience and expertise in the waste management services industry will make him a valuable addition to the Board.

James C. Pappas – Managing Member of JCP Investment Management, LLC and the sole member of JCP Investment Holdings, LLC. Mr. Pappas has also served as a director of Jamba, Inc., a leading health and wellness brand and the leading retailer of freshly squeezed juice, since January 2015. Previously, Mr. Pappas served as a director of The Pantry, Inc., a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, from March 2014 until the completion of its sale in March 2015. He also previously served as Chairman of the Board of Morgan’s Foods, a then publicly traded company, from January 2013 until May 2014, when the company was acquired by Apex Restaurant Management, Inc., after initially joining as a director in February 2012. Mr. Pappas also served as a director of Samex Mining Corp, a junior resource company, in 2013.  Previously, Mr. Pappas was with the Investment Banking / Leveraged Finance Division of Goldman Sachs Group, Inc. where he advised private equity groups and corporations on appropriate leveraged buyout, recapitalization and refinancing alternatives, and prior to that with Banc of America Securities, where he focused on Consumer and Retail Investment Banking, providing advice on a wide range of transactions including mergers and acquisitions, financings, restructurings and buyside engagements. Mr. Pappas received a BBA, and a Masters in Finance from Texas A&M University. Mr. Pappas’ significant experience in the valuation and management of investment securities in addition to his experience in investment banking and corporate finance from his career with major investment banking firms will enable him to provide invaluable oversight to the Board.

Joseph B. Swinbank – Partner of each of Sprint Waste Services LP, a waste collection and disposal company and the largest privately owned trash hauler in the Houston area with approximately $100 million in revenue, Sprint Fort Bend County Landfill, L.P., a Type IV landfill facility in Texas, Sprint Sand and Clay, LLC, a provider of sand and clay to various industries, and Sprint Transport, LLC, a tank trailer transport company. Mr. Swinbank also currently serves as a director of Community Bank of Texas and was a Founding Director of Vista Bank from 2006 until its merger with Community Bank of Texas in August 2013. From 2004 until its sale in March 2012, Mr. Swinbank served as a Partner of Sprint Pipeline Services, LP, a construction and maintenance company. Mr. Swinbank’s professional experience includes 41 years as an entrepreneur involved in the transportation, environmental services, frac tank rental, mining, safety and construction materials industries. Mr. Swinbank earned a B.S. in Agricultural Economics from Texas A&M University. Mr. Swinbank’s track-record of building and leading successful businesses, including in the waste management industry, well qualifies him to serve on the Board.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

JCP Investment Management, LLC, together with the participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of three highly-qualified director nominees at the 2015 annual meeting of stockholders of Casella Waste Systems, Inc., a Delaware corporation (the “Company”).

JCP INVESTMENT MANAGEMENT STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are JCP Investment Partnership, LP (“JCP Partnership”), JCP Single-Asset Partnership, LP (“JCP Single-Asset”), JCP Investment Partners, LP (“JCP Partners”), JCP Investment Holdings, LLC (“JCP Holdings”), JCP Investment Management, LLC (“JCP Management”), James C. Pappas, Brett W. Frazier and Joseph B. Swinbank (collectively, the “Participants”).

As of the date hereof, JCP Partnership beneficially owned 1,483,435 shares of Class A Common Stock, $0.01 par value per share (“Common Stock”).  As of the date hereof, JCP Single-Asset beneficially owned 496,670 shares of Common Stock. JCP Partners, as the general partner of each of JCP Partnership and JCP Single-Asset, may be deemed the beneficial owner of the 1,980,105 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset.  JCP Holdings, as the general partner of JCP Partners, may be deemed the beneficial owner of the 1,980,105 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset.  JCP Management, as the investment manager of each of JCP Partnership and JCP Single-Asset, may be deemed the beneficial owner of the 1,980,105 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset.  Mr. Pappas, as the managing member of JCP Management and sole member of JCP Holdings, may be deemed the beneficial owner of the 1,980,105 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset. As of the date hereof, Messrs. Frazier and Swinbank did not beneficially own any shares of Common Stock.

About JCP Investment Management:

JCP Investment Management, LLC is an investment firm headquartered in Houston, TX that engages in value-based investing across the capital structure.  JCP follows an opportunistic approach to investing across different equity, credit and distressed securities largely in North America.

Investor Contacts:

James C. Pappas
JCP Investment Management, LLC
(713) 333-5540

John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11